Exhibit 21.1
LORAL SPACE & COMMUNICATIONS INC.
SIGNIFICANT SUBSIDIARIES
The active subsidiaries owned directly or indirectly by Loral Space & Communications Inc. as of March 1, 2011, all 100% owned (except as noted below), consist of the following:

Loral Space & Communications Holdings Corporation	Delaware
Loral Skynet Corporation	Delaware
Loral Satellite Broadband LLC	Delaware
Loral Satmex LLC	Delaware
Space Systems/Loral, Inc.	Delaware
International Space Technology, Inc.(1)	Delaware
Cosmotech(1)	Russian Federation
SS/L Isle of Man Limited	Isle of Man
Loral General Partner, Inc.	Delaware
LGP (Bermuda) Ltd.	Bermuda
Loral Holdings LLC	Delaware
Mexico Satellite, LLC(2)	Delaware
Loral Global Services N.V.	Netherlands Antilles
Loral Global Services B.V.i.l.	Netherlands
Loral Holdings Corporation	Delaware
4440480 Canada Inc.	Canada
4440498 Canada Inc.	Canada
SS/L Holdings, Inc.	Delaware
Loral Canadian Gateway Corporation	Canada
NOTES

(1)	Only 57.1% voting and 47.7% economic interests owned directly or indirectly

(2)	Only 77.78% owned directly or indirectly